SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 14A
                                (Rule 14a-101)

                           INFORMATION REQUIRED IN
                               PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                     the Securities Exchange Act of 1934

Filed by the registrant  [X]

Filed by a party other than the registrant  [ ]

Check the appropriate box:

[ ] Preliminary proxy statement

[X] Definitive proxy statement

[ ] Definitive additional materials

[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                            KELLY SERVICES, INC.
               (Name of Registrant as Specified in Its Charter)

                            KELLY SERVICES, INC.
                  (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies: ______
        ______________________________________________________________________

    (2) Aggregate number of securities to which transactions applies: ________
        ______________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:* _________________________________
        ______________________________________________________________________

    (4) Proposed maximum aggregate value of transaction: _____________________
        ______________________________________________________________________

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid: _____________________________________________

     (2) Form, schedule or registration statement no.: _______________________

     (3) Filing party: _______________________________________________________

     (4) Date filed: _________________________________________________________

________________
* Set forth the amount on which the filing fee is calculated and state how it was determined.

                            [ Kelly Logotype ]

                           KELLY SERVICES, INC.

                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               May 17, 1995

To the Stockholders of
Kelly Services, Inc.

      Notice is hereby given that the Annual Meeting of Stockholders of Kelly Services, Inc., a Delaware corporation, will be held at the offices of the Company, 999 West Big Beaver Road, Troy, Michigan 48084-4782, on May 17, 1995 at 11 o'clock in the forenoon, Eastern Daylight Time, for the following purposes:

      1. To elect Directors as set forth in the accompanying Proxy
         Statement.

      2. To consider and act upon a proposal to ratify a Non-employee Director Stock Award Plan.

      3. To consider and act upon a proposal for approval of standards for performance-based, annual incentive awards for certain executive officers under the Company's Short-Term Incentive Plan.

      4. To ratify the appointment of Price Waterhouse LLP as independent accountants.

      5. To transact any other business as may properly come before the meeting or any adjournment or adjournments thereof.

      Only holders of the Company's Class B common stock of record at the close of business on March 20, 1995 will be entitled to notice of and to vote at the meeting.

      TO ENSURE A QUORUM, IT IS IMPORTANT THAT YOUR PROXY BE MAILED PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE.

                                        By Order of the Board of Directors

April 13, 1995
999 West Big Beaver Road                Eugene L. Hartwig
Troy, Michigan 48084-4782                   Secretary

                           KELLY SERVICES, INC.
                         999 West Big Beaver Road
                        Troy, Michigan 48084-4782

                                                            April 13, 1995

                             PROXY STATEMENT

                   1995 ANNUAL MEETING OF STOCKHOLDERS

      This statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Kelly Services, Inc. (hereinafter called the "Company") for use at the Annual Meeting of Stockholders of the Company to be held at the corporate offices of the Company in Troy, Michigan on May 17, 1995 for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The approximate date on which this Proxy Statement and enclosed form of proxy are first being sent to stockholders of the Company is April 13, 1995. If the enclosed form of proxy is executed and returned by the stockholder, it may nevertheless be revoked by the person giving it by written notice of revocation to the Secretary of the Company, by submitting a later dated proxy or appearing in person at the meeting any time prior to the exercise of the powers conferred thereby.

      If a proxy in the accompanying form is properly executed, returned to the Company and not revoked, the shares represented by the proxy will be voted in accordance with the instructions set forth thereon. If no instructions are given with respect to the matters to be acted upon, the shares represented by the proxy will be voted FOR the election of the directors, designated Proposal 1 on the proxy, FOR the proposal to ratify a Non-employee Director Stock Award Plan, designated Proposal 2, FOR the proposal to approve standards for performance-based, annual incentive awards for certain executive officers under the Company's Short-Term Incentive Plan, designated Proposal 3, FOR the proposal to ratify the selection of independent accountants, designated Proposal 4 on the proxy, and on any other matters that properly come before the Annual Meeting in the manner as set forth on the proxy. Abstentions (including broker non-votes) are not counted as votes cast in the tabulation of votes on any matter submitted to stockholders.

      Stockholders on the record date will be entitled to one vote for each share held.

      At the close of business on March 20, 1995, the outstanding number of voting securities (exclusive of treasury shares) was 3,601,127 shares of the Class B common stock, having a par value of $1.00. Class B common stock is the only class of the Company's securities with voting rights.


                     SECURITIES BENEFICIALLY OWNED BY
                  PRINCIPAL STOCKHOLDERS AND MANAGEMENT

      Under regulations of the Securities and Exchange Commission, persons who have power to vote or dispose of common stock of the Company, either alone or jointly with others, are deemed to be beneficial owners of the common stock.

      Set forth in the following table are the beneficial holdings on March 1, 1995, on the basis described above, of each person known by the Company to own beneficially more than five percent of the Class B common stock:

                                      Number of Shares      Percent
Name and Address of                    and Nature of          of
 Beneficial Owners                Beneficial Ownership (a)   Class
W. R. Kelly.....................        2,189,840(b)         60.8
  999 W. Big Beaver Road
  Troy, Michigan 48084

T. E. Adderley..................        1,024,726(c)         28.4
  999 W. Big Beaver Road
  Troy, Michigan 48084

NBD Bancorp, Inc................          192,494(d)          5.3
  611 Woodward Avenue
  Detroit, Michigan 48226

(a) Nature of beneficial ownership of securities is direct unless otherwise indicated by footnote. Beneficial ownership as shown in the table arises from sole voting power and sole investment power unless indicated by footnote.

(b) All shares directly held. Because of his substantial stockholdings, Mr. Kelly may be deemed to be a "control person" of the Company under applicable regulations of the Securities and Exchange Commission.

(c) Includes 952,100 shares directly held; 71,825 shares in an irrevocable trust, of which he is beneficiary; 625 shares held in five separate trusts of which he is co-trustee with sole or shared voting and investment power, in which he has no equity interest; and 176 shares owned by Mr. Adderley's wife, in which he disclaims beneficial interest.

(d) Based upon a report filed by NBD Bancorp, Inc. with the Securities and Exchange Commission on Schedule 13G upon which the company relies for the information presented. The report indicates that the number of shares of common stock owned by the reporting person are: 120,919, sole voting power; 71,825, shared voting power; 108,106, sole dispositive power; and 84,263, shared dispositive power.

      Set forth in the following table are the beneficial holdings of the Class A and Class B common stock on March 1, 1995, on the basis described above, of each director and the nominees for election, and all directors and officers as a group.

                          Class A Common Stock           Class B Common Stock
                      ----------------------------- ------------------------------
                        Number of Shares    Percent    Number of Shares    Percent
   Directors and         and Nature of        of        and Nature of        of
      Nominees        Beneficial Ownership   Class   Beneficial Ownership   Class
   -------------      --------------------  -------  --------------------  -------
W. R. Kelly.........       14,771,761(a)     43.0         2,189,840(d)      60.8
T. E. Adderley......        3,254,654(b)(c)   9.5         1,024,726(e)      28.4
C. V. Fricke........            3,692         *                 781          *
H. E. Guenther......            2,702         *                 875          *
V. G. Istock........            1,475         *                 875          *
B. J. White.........                0                             0
All Directors and
 Executive Officers
 as a group.........       18,231,564(c)     53.1         3,218,664         89.4

* Less than 1%

(a) All shares directly held except 568,324 shares owned by Mr. Kelly's wife, in which he disclaims beneficial interest.

(b) Includes 660,103 shares directly held; 310,612 shares in an irrevocable trust, of which he is beneficiary; 2,227,092 shares held in eleven separate trusts of which he is co-trustee with sole or shared investment power, in which he has no equity interest; 49,209 shares held by Mr. Adderley and his wife as custodian for certain of his minor children under the Michigan Uniform Gifts to Minors Act, in which he has no equity interest; 1,138 shares owned by Mr. Adderley's wife, in which he disclaims beneficial interest.

(c) Includes shares which the individuals have a right to acquire through the exercise of stock options within 60 days.

(d) See footnote (b) to first table.

(e) See footnote (c) to first table.

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all
Section 16(a) forms they file.

      To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the two fiscal years ended January 1, 1995 all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten-percent beneficial owners have been met, except with respect to Director W.R. Kelly who filed a late Form 4 for December 1994 relating to a gift of 200 shares of the Company's Class A common stock. A Form 4 reporting the gift was filed in March 1995.

                            BOARD OF DIRECTORS

      The business, property and affairs of the Company are managed by the Board of Directors, which establishes broad corporate policies and performance objectives, but is not involved in the day-to-day operating details. Regular meetings of the Board of Directors are held in each quarter and special meetings are scheduled when required. The Board held four meetings during the last fiscal year.

      The Board of Directors has a standing Audit Committee, composed of Messrs. Fricke, Guenther and Istock, which held four meetings in 1994. The Audit Committee's purpose is to review the scope of the work and fees of the independent accountants and to review with the independent accountants their report or opinion on the Company's financial statements.

      During 1994 the Board of Directors did not have a nominating committee. The Compensation Committee whose functions are described in the Compensation Committee Report on page 4 of this proxy statement held six meetings in 1994 and is composed of Messrs. Fricke and Guenther.

                        COMPENSATION OF DIRECTORS

      Directors of the Company who are not salaried officers are paid an annual retainer fee of $21,000, a fee of $1,000 for each meeting of the Board of Directors attended and a fee of $800 for each meeting of a committee of the Board of Directors attended.

       COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Mr. Fricke and Mr. Guenther served on the Compensation Committee during 1994.

      Mr. Adderley, the Company's President and Chief Executive Officer, serves on the board of directors of NBD Bancorp, Inc. and is a member of its Compensation Committee. Mr. Istock, a director of the Company, is Chairman and Chief Executive Officer and a director of NBD Bancorp, Inc.

                      COMPENSATION COMMITTEE REPORT
                     COVERING EXECUTIVE COMPENSATION

      The Company's compensation program for executives is administered by the Compensation Committee of the Board of Directors consisting of Messrs. Fricke and Guenther, both of whom are non-officer directors. The Committee has responsibility for review and final approval of all adjustments in salary and short-term incentive awards for executives of the Company, including, with respect to 1994, administering the Kelly Services, Inc. Short-Term Incentive Plan. The Committee also administers the Kelly Services, Inc. Performance Incentive Plan (the Company's long-term incentive plan) and makes recommendations with respect to granting awards under such plan subject to review and approval by a majority of the full complement of those members of the Board of Directors who are "disinterested persons" as that term is used in Rule 16b-3 of the Securities and Exchange Commission.

COMPENSATION PRINCIPLES

      The philosophy underlying the Company's executive compensation program has the following goals: (a) to align key executive and management employees with the Company's strategic and financial objectives; (b) to attract, retain and motivate a management team of high quality; (c) to create incentives which motivate employees to achieve continual growth and increasing profitability of the Company; and (d) to promote appreciation of the common interests of stockholders, executives and key management employees.

      Total compensation is directly related to the successful achievement of the Company's performance objectives. Short-term objectives are established on an annual basis, the achievement of which is rewarded annually. Long-term objectives will be tied to a two-to-five-year performance period, the achievement of which will be rewarded accordingly. All compensation, other than stock options and restricted stock awards, whether in the form of salary, short-term incentive awards or grants of performance shares, or cash equivalents, will be based on successful accomplishment of periodically established objectives reflecting the Company's strategic business and financial plans.

      Performance objectives, which are identified as short or long-term, provide standards for the measurement of Company, unit and individual performance. Some performance objectives are Company-wide; others will vary, depending on individual responsibilities, groups of employees or particular projects and plans.

      The Company has reviewed the nondeductability of executive compensation in excess of $1 million as required under Section 162(m) of the Internal Revenue Code. It will be submitting for stockholder approval at the Annual Meeting of Stockholders on May 17, 1995 a proposal setting forth performance-based, annual incentive criteria under the Company's Short-Term Incentive Plan to preserve the Company's tax deduction for plan awards made to its Chief Executive Officer and those executives of or above the rank of executive vice president whose annual compensation may in the future exceed $1 million.

      The following is a discussion of the major elements of the Company's executive compensation program along with a description of the decisions and actions taken by the Committee with regard to 1994 compensation of Mr. Adderley as the Company's Chief Executive Officer.

ANNUAL COMPENSATION

      Annual cash compensation for executive officers consists of base salaries and, for 1994, short-term incentive awards earned under the Company's Short-Term Incentive Plan. Base salaries for executive officers are targeted to be competitive with the marketplace identified by national surveys of executive compensation in which the Company periodically participates and which are recognized and credible within the professional field of compensation management. Because the Company competes for executive-level personnel beyond the temporary help industry, the companies included in the surveys referred to above are not the same as those included in the Industry Index presented in the performance graph in the Company's Proxy Statement. Base salaries are targeted to correspond generally with the median of the range of salaries in the surveys consulted.

      Competitive assessments incorporate benchmarking against companies, not in the temporary help industry, having similar revenue and other relevant factors. Individual performance is also a factor in determining base salary. The Committee is responsible for reviewing and approving the annual salary increase budget for all officers.

      For 1994, Mr. Adderley received a 9.26 percent salary increase from $540,000 to $590,000 to bring his base salary more in line with the median base salaries of chief executive officers of other companies of comparable size.

      Annual incentive awards for executive officers paid under the Short-Term Incentive Plan required that the Company achieve a certain level of pre-tax earnings as established by the Committee at its March 1994 meeting. Because the Company exceeded the threshold pre-tax earnings objective established for 1994, the Committee approved short-term incentive awards based upon a percentage of the individual executive's target award combined with an assessment of unit and individual officer performance.

      In Mr. Adderley's case, his award, which was based entirely on the Company's financial performance, was 150 percent of his target award of $354,000, or $531,000. In 1994, the corporate pre-tax earnings performance objective established under the Short-Term Incentive Plan was exceeded by more than 50 percent, resulting in his award being the maximum 150 percent of target.

      Awards for other executive officers, including the four executive officers named in the accompanying table ("Named Executives"), were determined based on the Company's pre-tax earnings results combined with an assessment of their individual and unit performance.

LONG-TERM COMPENSATION

      The long-term incentive compensation for executive officers consists of cash and stock-based awards made under the Company's Performance Incentive Plan. Non-Qualified Stock Options, Incentive Stock Options and Restricted Stock Awards, in the case of certain senior executives, are currently the only type of awards outstanding under the Performance Incentive Plan.

      During 1994, a review of compensation components for chief executive officers in companies of similar size indicated that Mr. Adderley's compensation was substantially below competitive levels. As a result, the Committee during 1994 recommended that Mr. Adderley be awarded a Non-Qualified Stock Option to purchase 18,000 shares of Class A common stock and an Incentive Stock Option to purchase 4,000 shares of Class A common stock to bring his compensation package more in line with competitive practice.

      The decision to grant stock options is considered periodically by the Committee during each year. Grants may be given to new hires, employees promoted to new positions and other key managers and executives as deemed appropriate by the Committee. Grant size is determined based on a targeted guideline of option shares for each management level that is generally competitive with the median level of grants awarded by companies of similar size. Decisions regarding the size of individual grants take into consideration the number of outstanding, unexercised shares available to the individual compared to the targeted guideline of the number of shares for the respective management level of the employee.

      In 1994, Mr. Adderley and the other members of the Company's Managing Committee, who together constitute the 12 most senior officers of the Company, were awarded Restricted Shares of the Company's Class A common stock under the 1992 Performance Incentive Plan. The Restricted Share awards, which vest in three equal annual installments beginning in May 1995, are intended to secure the long-term commitment of high quality executives to remain with the Company, incentivized by the prospect of increasing the value of their stock holdings through increased profitability and growth of the Company. The award in Mr. Adderley's case was for 14,000 shares.

CONCLUSION

      The Committee believes that the Company's executive compensation program, providing as it does for competitive base salaries along with short and long-term incentive compensation opportunities, is an important factor in motivating senior officers as well as maintaining an appropriate focus on increasing stockholder value.

                                                        HAROLD E. GUENTHER
                                                          CEDRIC V. FRICKE

                          EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

      The following table sets forth all compensation paid or accrued for services rendered to the Company and its subsidiaries for the last three fiscal years by the Chief Executive Officer and the four highest-paid executive officers of the Company:

                                                                    Long-Term
                                                                  Compensation
                                                           ---------------------------
                                   Annual Compensation               Awards
                                  ---------------------    ---------------------------
                                                            Restricted     Securities
          Name and                                             Stock       Underlying       All Other
     Principal Position       Year   Salary      Bonus    Award(s)($)(1)   Options (#)   Compensation(2)
    -------------------       ----   ------      -----    --------------   -----------   ---------------
T. E. Adderley                1994  $590,000   $531,000      $381,500        22,000         $112,320
 President and Chief          1993   540,000    190,000                      31,000           98,219
 Executive Officer..........  1992   510,000     63,750                           0           94,800
R. G. Barranco                1994  $323,334   $206,000      $163,500        12,000         $ 25,400
 Executive Vice President,    1993   265,000    100,000                      14,000           19,606
 Operations.................  1992   185,000     53,450                       2,250           11,990
R. E. Thompson                1994  $323,334   $206,000      $163,500        12,000         $ 24,380
 Executive Vice President,    1993   265,000     83,000                      14,000           18,480
 Administration.............  1992   250,000     25,000                           0           17,070
R. F. Stoner                  1994  $230,000   $125,000      $ 81,750             0         $ 17,760
 Senior Vice President and    1993   211,000     66,000                      11,500           14,940
 Chief Financial Officer....  1992   200,000     20,000                           0           14,070
C. R. Fryar                   1994  $220,000   $ 97,000      $ 81,750         7,000         $ 16,440
 Senior Vice President and    1993   195,000     54,000                      11,500           14,283
 General Manager,             1992   185,000     27,550                       2,000           12,882
 Metro Markets Division.....

________________
(1) Restricted Shares of the Company's Class A common stock, which vest in three equal annual installments beginning in May 1995, were awarded in May 1994. The above amounts represent the fair market value of the entire award for each executive officer at the grant date. The number of shares awarded were: T.E. Adderley, 14,000 shares; R.G. Barranco, 6,000 shares; R.E. Thompson, 6,000 shares; R.F. Stoner, 3,000; C.R. Fryar, 3,000 shares.

(2) Represents company contributions to non-qualified defined contribution/deferred compensation plan for officers and certain other management employees known as the Management Retirement Plan. The amount reported above for Mr. Adderley includes contributions of $65,520, $57,295 and $55,299 for 1994, 1993 and 1992, respectively, made because he would have earned a greater benefit had he remained under a defined benefit Retirement Plan which was terminated December 31, 1988.

OPTION GRANTS IN 1994

      The following table shows all grants of stock options to the officers named in the Summary Compensation Table above in 1994. The exercise price of all such options was the fair market value on the date of grant except that the option for 4,000 shares granted to Mr. Adderley at $29.98 was at 110% of the fair market value of $27.25 on the date of the grant. With respect to this option for 4,000 shares awarded to Mr. Adderley, fifty (50%) percent are exercisable one year after the date grant with an additional twenty-five (25%) percent exercisable on each of the next two anniversary dates of the grant. Of the remaining options awarded, twenty (20%) percent are exercisable one year after the grant date with an additional twenty (20%) percent exercisable on each of the next four anniversary dates. Upon exercise of an option, an officer purchases all or a portion of the shares covered by the option by paying the exercise price multiplied by the number of shares as to which the option is exercised, either in cash or by surrendering common shares already owned by the officer.

                           Individual Grants
- -----------------------------------------------------------------------
                                                                           Potential Realizable Value at
                     Number of                                             Assumed Annual Rates of Stock
                    Securities   % of Total                             Price Appreciation for Option Term
                    Underlying     Options                              -----------------------------------
                     Options      Granted to
                     Granted      Employees     Exercise or  Expiration
       Name            (#)     in Fiscal Year   Base Price      Date       0%         5%           10%
       ----         ---------  --------------   -----------  ----------    ---        ---          ---
T. E. Adderley....     4,000                      $29.98      12/28/99     0       $ 57,649      $162,817
                      18,000                       27.25      12/28/04              308,472       781,730
                      22,000         8.63                                          $366,121      $944,547

R. G. Barranco....     4,000                      $27.25      12/28/04     0       $ 68,549      $173,717
                       8,000                       27.25      12/28/04              137,099       347,435
                      12,000         4.71                                          $205,648      $521,252

R. E. Thompson....     4,000                      $27.25      12/28/04     0       $ 68,549      $173,717
                       8,000                       27.25      12/28/04              137,099       347,435
                      12,000         4.71                                          $205,648      $521,252

R. F. Stoner......         0

C. R. Fryar.......     4,000                      $27.25      12/28/04     0       $ 68,549      $173,717
                       3,000                       27.25      12/28/04               51,412       130,288
                       7,000         2.75                                          $119,961      $304,005

      The dollar amounts under the 5% and 10% columns in the table above are the result of calculations required by the Securities and Exchange Commission's rules and therefore are not intended to forecast possible future appreciation of the stock price of the Company. As shown in the 0% column above, no gain to the named officers or all employees is possible without appreciation in the price of the Company's common stock, which will benefit all shareowners. For example, in order for any of the named officers to realize the potential values set forth in the 5% and 10% columns in the table above with respect to the exercise price of $27.25 (the fair market value on the date of the grant), the price per share of the Company's Class A common stock would be approximately $44.39 and $70.68, respectively, as of the expiration date of their options.

OPTION EXERCISES DURING 1994 AND YEAR-END OPTION VALUES

      The following table shows stock option exercises during 1994 by each of the officers named in the Summary Compensation Table and the value of unexercised options at December 31, 1994:

                                                             Number of
                                                       Securities Underlying
                                                        Unexercised Options      Value of Unexercised In-the-Money
                                                          at Year End (#)               Options at Year End
                    Shares Acquired                  --------------------------  ---------------------------------
       Name         on Exercise (#)  Value Realized  Exercisable  Unexercisable    Exercisable     Unexercisable
       ----         ---------------  --------------  -----------  -------------    -----------     -------------
T. E. Adderley....           0                0         6,500        46,500          $    38           $  113
R. G. Barranco....       1,563          $ 5,400         7,488        23,200          $10,718           $8,000
R. E. Thompson....           0                0         5,300        23,200          $13,625           $8,000
R. F. Stoner......       2,500          $22,250         2,300         9,200          $ 2,000           $8,000
C. R. Fryar.......           0                0         4,800        16,200          $13,625           $8,000

PERFORMANCE GRAPH

      The following is a line graph comparing the cumulative total return (assuming reinvestment of dividends) of the Company's Class A common stock, with that of the cumulative total return of the NASDAQ Stock Index, and an Industry Index for the five years ended December 31, 1994. The Industry Index consists of other U.S. temporary help service companies selected by the Company (ADIA, CDI, Manpower, Olsten and Robert Half) which have stock market capitalizations of more than $100,000,000. The following is based on an investment of $100, on January 1, 1990 in the Company's Class A common stock, the NASDAQ Stock Index, and the Industry Index, with dividends reinvested.

             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
             Kelly Services, NASDAQ Index, and Industry Index

      [EDGAR NOTE: The performance graph required by Item 402(l) of Regulation S-K appears in this position of the paper document. A copy of the performance graph on paper is being submitted to the Branch Chief in the Division of Corporation Finance. A table containing the data used to create the performance graph's data points is provided below.]

                        1989  1990  1991  1992  1993  1994
Kelly Services........  100    85    84   118    96    97
NASDAQ Index..........  100    85   136   159   181   177
Industry Index........  100    69    93   105   132   189



                 MATTERS TO BE BROUGHT BEFORE THE MEETING
                          ELECTION OF DIRECTORS
                                PROPOSAL 1

      The Board of Directors is divided into three classes with each class elected for a three year term. Under the Certificate of Incorporation, the Board of Directors shall consist of no fewer than five (5) and no more than seven (7) members, the exact number of directors to be determined from time to time by the Board of Directors. The Board of Directors has fixed the number of Directors constituting the whole Board at six (6).

      The Board of Directors recommends that the three (3) nominees named below be elected to serve as Directors. Messrs. Adderley and Guenther will serve for a three (3) year term ending at the annual meeting of stockholders held after the close of the fiscal year ended December 29, 1997. Mr. White will serve for a one (1) year term ending at the annual meeting of stockholders held after the close of the fiscal year ended December 31, 1995. Such term is the final year of the three year term of the class to which he is being elected.

      The shares represented by the enclosed form of proxy, when properly executed by a stockholder of record, will be voted at the Annual Meeting, or any adjournment thereof, as designated thereon if unrevoked at the time of the meeting. If a nominee is unavailable for election for any reason on the date of the election of the directors (which event is not anticipated), the persons named in the enclosed form of proxy may vote for the election of a person designated by a majority of the proxy attorneys present at the meeting. The directors will be elected by a majority of the votes cast by holders of Class B common stock who are present in person, or represented by proxy, and entitled to vote at the meeting.

      The name and age of the nominees and for each person whose term of office as a director will continue after the meeting as of March 1, 1995, their present occupations or employment during the past five years and other data regarding them, based upon information received from the respective individuals, are hereinafter set forth:

                             Year of                                                    Year First
                          Expiration of                    Principal                    Elected as
      Name and Age        Elective Term                   Occupation                     Director

              Nominees for Election as Director to be Elected for a Three-Year Term
T. E. Adderley(a)(b) ...      1995       President and Chief Executive Officer of the      1962
    Age 61                                Company; Director of Detroit Edison Company;
                                          Director of NBD Bancorp, Inc.
H. E. Guenther .........      1995       Senior Vice President, Kemper Financial           1985
    Age 67                                Services, Inc.
                Nominee for Election as Director to be Elected for a One-Year Term
B. J. White ............                 Dean and Professor of Business Administration
    Age 47                                of the University of Michigan School of
                                          Business Administration; Director of Equity
                                          Residential Property Trust; Director of
                                          Falcon Building Products, Inc.; Director of
                                          Three-D Departments, Inc.; Director of Union
                                          Pump Co., Inc.
                                  Directors Continuing in Office
W. R. Kelly ............      1996       Chairman of the Board of the Company              1952
    Age 89
C. V. Fricke ...........      1997       Professor Emeritus, University of                 1978
    Age 66                                Michigan-Dearborn
V. G. Istock ...........      1997       Chairman and Chief Executive Officer of NBD       1991
    Age 54                                Bancorp, Inc. and NBD Bank; Director of NBD
                                          Bancorp, Inc.; Director of Handleman Company

(a) Mr. Adderley is a director and executive officer of all subsidiaries of the Company.

(b) Mr. Adderley is the son of Mr. Kelly.

            APPROVAL OF NON-EMPLOYEE DIRECTOR STOCK AWARD PLAN
                                PROPOSAL 2

      The Company has adopted, effective February 15, 1995, subject to ratification by stockholders, a Non-employee Director Stock Award Plan (the "Plan"). The purpose of the Plan is to enhance the Company's ability to attract and retain the services of well-qualified Directors who are not officers or employees of the Company or any of its subsidiaries and to more closely align the personal interest of non-employee Directors with those of the Company's stockholders. The proposed plan will create a non-discretionary formula for the awarding of grants of the Company's Class A common stock. Stockholder approval of the Plan will enable the Company to remain competitive with a number of companies using stock as a method of non-employee director compensation, and will comply with requirements of applicable federal securities law.

      The full text of the Plan is set forth as Exhibit A to this Proxy Statement. The following is a summary of the material features of the Plan, and is qualified in its entirety by reference to the Plan as set forth in Exhibit A.

      The operation of the Plan is automatic, and awards are granted pursuant to a formula set forth in the Plan. Following stockholder ratification, on the first business day after each annual meeting of stockholders, each non-employee Director who was elected at the meeting or whose term continued thereafter as a Director will be granted a number of shares of the Company's Class A common stock having a fair market value on the date of grant equal to fifty percent of the non-employee Director's annual retainer then in effect, exclusive of meeting or committee fees. The Board of Directors retains the power to establish and change Director's fees. The shares awarded under the Plan will be in addition to, and not in lieu of, the non-employee Director's annual retainer fee, meeting fees or other compensation payable as a result of his or her service on the Company's Board of Directors.

      The shares granted to non-employee Directors under the Plan will not be transferable for a period of six months after the date of grant, except in the event of the death of the recipient. All rights to receive common stock under the Plan will terminate immediately in the event a non-employee Director ceases to serve as a Director.

      The total number of shares of common stock which may be granted under the Plan each year may not exceed one-quarter of one percent of the total number of shares outstanding as of the first day of the year in which the shares are granted, subject to adjustments for stock dividends, stock splits, recapitalizations, mergers, consolidations, reorganizations or similar capital adjustments.

      The Plan will remain in effect until terminated by action of the Board of Directors. The Board of Directors may amend the Plan at any time, except that the provisions of the Plan regarding the amount, price or timing of the awards to non-employee Directors may not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act or the rules issued thereunder. In addition, the Board may not make any amendment for which stockholder approval is required to comply with Rule 16b-3 under the Securities and Exchange Act of 1934 or other applicable law, unless such compliance, if discretionary, is no longer desired. Rule 16b-3 currently requires stockholder approval of amendments which would (i) materially increase the benefits accruing to participants under the Plan,
(ii) materially increase the number of securities issuable under the Plan, or (iii) materially modify the requirements as to eligibility for participation in the Plan.

      The table below sets forth the dollar value and number of shares which would have been awarded to non-employee Directors in 1994 if the Plan had been in effect:

                            NEW PLAN BENEFITS
                  NON-EMPLOYEE DIRECTOR STOCK AWARD PLAN

                                               Dollar     Number
                                              Value ($)  of Shares
Non-employee Director Group (3 persons).....   $31,500     1,167

      Currently, there are 4 non-employee Directors or nominees who would be eligible to participate in the Plan. The current annual retainer is $21,000, which is the same amount as was payable on the first business day after the 1994 Annual Meeting. Assuming a stock price of $35.00 which was the mean between the highest and lowest sales prices of the Company's Class A common stock on March 29, 1995, one half of the retainer, or $10,500, divided by $35.00 would result in a grant of 300 shares to each non-employee Director.

      The proposal to approve the Plan will be carried if it receives the affirmative vote of the holders of a majority of the Company's Class B common stock present in person or by proxy and entitled to vote at the annual meeting.

                        APPROVAL OF STANDARDS FOR
               PERFORMANCE-BASED, ANNUAL, INCENTIVE AWARDS
                 FOR CERTAIN EXECUTIVE OFFICERS UNDER THE
                   COMPANY'S SHORT-TERM INCENTIVE PLAN
                                PROPOSAL 3

      Background for Proposal. Section 162(m) of the Tax Code, as amended in 1993, establishes a limit of $1 million per year on the tax deductibility of annual compensation paid to the chief executive officer and the next four highest paid executive officers of a public company, unless such compensation is "performance-based" and certain conditions are met. These conditions include that an award under an incentive plan be objectively determinable based upon a performance standard and that the nature of the standard be approved by the company's stockholders.

      In 1993 the Board of Directors replaced the Company's former Executive Bonus Plan with an annual cash award plan, the Short-Term Incentive Plan ("STIP"), designed to provide incentive to certain officers and other management-level employees based upon their contributions to the Company's growth and profitability.

      Although the STIP requires that at least one of the performance goals established by the Compensation Committee each year be a quantitatively measured Company performance objective, the Plan also gives the Committee discretion to establish other goals, the achievement of which may require subjective assessments by the Committee. The Board of Directors believes that this flexibility generally afforded the Compensation Committee under the STIP is beneficial and in the best interests of the Company and its shareholders and therefore should be retained.

      However, given the requirements of Section 162(m), in the first quarter of this year, the Compensation Committee took action to require that awards made to executive officers of the Company at or above the rank of executive vice president (the "Senior Executive Officers") be based entirely on an objective performance criterion and subject to the other parameters described in this proposal. The Board believes that, if these criteria are approved by the stockholders as proposed, the full amount of any STIP awards to Senior Executive Officers will qualify for the "performance-based" exclusion from Section 162(m)'s cap on compensation deductibility.

      Proposed STIP Incentive Criteria for Senior Executive Officers. As the STIP is proposed to be administered with respect to the Senior Executive Officers, the Compensation Committee, during the first quarter of each year, will establish a STIP target award, expressed as a percentage of the annual cash salary for that year, not to exceed 70 percent, for each Senior Executive Officer. At the same time the Committee will establish a Company performance objective for such year expressed either as a certain dollar amount of the Company's pre-tax earnings for the year or the equivalent of such amount in earnings per share. It will also establish an award payout schedule ranging from zero percent to a maximum of 150 percent of the Senior Executive Officers' target awards based upon the specific dollar amount by which actual pre-tax earnings are either less than or greater than the performance objective. In no event, however, shall any award under the STIP exceed $1,500,000. The Committee retains the right in its discretion to reduce a Senior Executive Officer's award if it believes that individual performance does not warrant the award calculated pursuant to the payout schedule, but will have no discretion to increase any award so calculated.

      Executives Covered by Proposed Criteria. The total compensation of any person other than a Senior Executive Officer who may receive an award under the STIP is not expected for the foreseeable future to exceed the deduction limit of Section 162(m). Accordingly, to maintain maximum flexibility in administering the Plan, the proposed STIP performance-based criteria described above will be applied only with respect to the Senior Executive Officers, i.e., currently, Mr. Adderley, the Company's CEO, and Messrs. Barranco and Thompson, the two Executive Vice Presidents. Other executive officers of the Company, including those named in the Summary Compensation Table, would become subject to the proposed performance-based criteria for STIP awards when and if promoted to the rank of Senior Executive Officer.

      1995 and Future Awards to Senior Executive Officers. Consistent with the criteria described above, the Compensation Committee, in the first quarter, established a 1995 pre-tax earnings performance objective, the percentage of 1995 salary each Senior Executive Officer may receive under the STIP if that performance objective is achieved (the target award) and a schedule of possible STIP payouts for 1995 performance ranging from zero, if a specified pre-tax earnings threshold is not achieved, to up to 150 percent of each Senior Executive Officer's target award salary percentage, depending on the extent to which actual pre-tax earnings are less or more than the target amount. Due to the nature of the performance criteria, the actual amount (if any) that a Senior Executive Officer will receive for 1995 performance (or for performance in any later year) is not now determinable.

      Term of Criteria. The term of the proposed performance-based annual incentive criteria under the STIP, assuming approval by stockholders, will be five years, 1995 through 1999, unless sooner terminated or amended by the Board. Any amendment that would materially change the "class of employees" covered, the "performance measure," or the "maximum award" payable would be subject to stockholder approval.

      Effect of Non-Approval. If the proposal is not approved by stockholders, no awards that would not qualify for tax deductibility will be paid under the STIP to Senior Executive Officers.

      Required Vote. The proposal to approve the performance-based annual incentive criteria will be carried if it receives the affirmative vote of the holders of a majority of the Company's Class B common stock present in person or by proxy and entitled to vote at the annual meeting.

      The Board of Directors recommends a vote "FOR" approval of the proposed performance-based, annual incentive criteria for Senior Executive Officers.

                RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS
                                PROPOSAL 4

      The Board of Directors of the Company has appointed the firm of Price Waterhouse LLP as independent accountants of the Company for the current fiscal year ending December 31, 1995, subject to ratification by the stockholders. This firm has served as independent accountants for the Company for many years and is considered to be well qualified by the Board of Directors. As in prior years, a representative of that firm will be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions.

      It is recommended by the Board of Directors that the proposal to ratify the appointment of Price Waterhouse LLP as independent accountants for the year 1995 be approved. If stockholders fail to approve this proposal, the Board will reconsider the appointment of Price Waterhouse LLP as independent accountants for the year 1995.

      The proposal to ratify the appointment of Price Waterhouse LLP will be carried if it receives the affirmative vote of the holders of a majority of the Company's Class B common stock present in person or by proxy and entitled to vote at the annual meeting.

                          STOCKHOLDER PROPOSALS

      Proposals of stockholders intended to be presented at the next Annual Meeting must be received by the Secretary, Kelly Services, Inc., 999 West Big Beaver Road, Troy, Michigan 48084, no later than December 8, 1995.

                              OTHER MATTERS

      At the date of this proxy statement the Company knows of no matters, other than the matters described herein, that will be presented for consideration at the meeting. If any other matters do properly come before the meeting, all proxies signed and returned by holders of the Class B common stock, if not limited to the contrary, will be voted thereon in accordance with the best judgment of the persons voting the proxies.

      A copy of the Company's printed annual report as of January 1, 1995, the close of the Company's latest fiscal year, has been mailed to each stockholder of record. The expense of preparing, printing, assembling and mailing the accompanying form of proxy and the material used in the solicitation of proxies will be paid by the Company. In addition, the Company may reimburse brokers or nominees for their expenses in transmitting proxies and proxy material to principals.

      It is important that the proxies be returned promptly. Therefore, stockholders are urged to execute and return the enclosed form of proxy in the enclosed postage prepaid envelope.

                                  By Order of the Board of Directors

                                  Eugene L. Hartwig
                                        Secretary

                                                                 EXHIBIT A

                           KELLY SERVICES, INC.
                          NON-EMPLOYEE DIRECTOR
                             STOCK AWARD PLAN

      1. Establishment. Kelly Services, Inc. ("Kelly") hereby establishes the Kelly Services, Inc. Non-employee Director Stock Award Plan (the "Plan"), as set forth in this document.

      2. Purpose. The purpose of the Plan is to enhance Kelly's ability to attract and retain the services of well-qualified directors who are not officers or employees of Kelly or any of its subsidiaries ("Non-employee Directors") by providing them with an opportunity to participate in the growth of Kelly and to align the personal interests of Non-employee Directors with those of Kelly's stockholders.

      3. Duration Of The Plan. The Plan shall become effective upon approval of Kelly's Board of Directors, subject to ratification by Kelly's Class B common stockholders by an affirmative vote of a majority of Class B common stock voting at that meeting, so long as a quorum is present, within one year of the Board of Director's approval. The Plan shall remain in effect until terminated by action of the Board of Directors.

      4. Shares Issuable Under The Plan. Subject to adjustment as provided in Paragraph 5, the total number of shares of Kelly Class A common stock, par value $1.00 ("Class A common stock") which may be granted under the Plan in each year during which the Plan is in effect shall be the aggregate number of shares payable to the Non-employee Directors under the formula set forth in Paragraph 6 of the Plan, not to exceed one-quarter of one percent of the total number of outstanding Class A common stock as of the first day of that year. Shares to be issued under the Plan may be authorized and unissued shares or authorized and issued shares of Class A common stock which have been reacquired by Kelly and held as treasury shares.

      5. Capital Adjustments. The aggregate number and class of shares subject to and authorized by the Plan shall be proportionately adjusted for any increase or decrease in the number of issued shares of Class A common stock resulting from the payment of a stock dividend, stock split, recapitalization, merger, consolidation, reorganization of shares or any similar capital adjustment or other increase or decrease in the number of outstanding Class A common stock effected without receipt of consideration by Kelly.

      6. Grants of Class A Common Stock. On the business day next following the date of the Annual Meeting of the Stockholders of Kelly held during each year during which the Plan is in effect (the "Date of Grant"), each non-employee Director who was elected at that meeting or whose term continued thereafter as a Director at such meeting shall be granted a number of shares of Class A common stock which has a fair market value on the Date of Grant equal to 50% of the Non-employee Director's annual retainer fee then in effect, exclusive of meeting or committee fees. The fair market value of the stock shall be determined using the mean between the highest and lowest sales prices of a share of Class A common stock as reported on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") on the Date of Grant. If NASDAQ is not open on the Date of Grant, the shares will be valued at their fair market value as of the next preceding day on which NASDAQ is open. Fractional shares resulting from this formula shall be rounded, up or down, to the nearest whole share. The shares granted pursuant to this Plan shall be in addition to, and not in lieu of, the Non-employee Director's annual retainer fee, meeting fees, or other compensation payable to each Non-employee Director as a result of his or her service on Kelly's Board of Directors.

      7. Transferability. The shares of Class A common stock granted to each Non-employee Director are not transferable by the Non-employee Director for a period of six months after the Date of Grant, except in the event of the death of the recipient.

      8. Rights Of the Stockholder. A Non-employee Director shall have no rights as a stockholder with respect to any shares of Class A common stock granted under the terms of this Plan until the Non-employee Director shall have become the holder of record of any such shares, and no adjustment shall be made for dividends in cash or other property or distribution of other rights with respect to any such shares of Class A common stock for which the record date is prior to the date on which the Non-employee Director shall have become the holder of record of any such shares.

      9. Termination of Service As A Non-employee Director. In the event a Non-employee Director ceases to serve on the Board of Directors, all rights to receive Class A common stock hereunder shall terminate immediately.

      10. Amendment Of Plan. The Board of Directors may terminate, amend or modify the Plan at any time and from time to time; provided, however, that the provisions set forth in the Plan regarding the amount, price or timing of the grants of Class A common stock to Non-employee Directors may not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act or the rules thereunder. Further, the Board of Directors shall not, without the requisite affirmative approval of stockholders of Kelly, make any amendment which requires stockholder approval under any applicable law, including Rule 16b-3 under the Securities Exchange Act of 1934, unless such compliance, if discretionary, is no longer desired.

      11. Compliance With Rule 16b-3. It is intended that the Plan be applied and administered in compliance with Rule 16b-3 under the Securities and Exchange Act of 1934. If any provision of the Plan would be in violation of Rule 16b-3 if applied as written, such provision shall not have effect as written and shall be given effect so as to comply with Rule 16b-3, as determined by the Board of Directors.

      12. Securities Law Restrictions. Kelly may impose such other restrictions on any shares of Class A common stock granted pursuant to this Plan as it may deem advisable including, but not limited to, restrictions intended to achieve compliance with the Securities Act of 1933, as amended, with the requirements of any stock exchange upon which the Class A common stock is then listed, and with any Blue Sky or state securities law applicable to such Class A common stock.

      13. Governing Law. All determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Delaware and construed in accordance therewith to the extent not preempted by the laws of the United States.

[ Back Cover ]


                      [ Kelly Logotype ]

                        NOTICE OF 1995
                        ANNUAL MEETING
                       OF STOCKHOLDERS
                             AND
                       PROXY STATEMENT

[ Form of Proxy -- Front ]


                             KELLY SERVICES, INC.
                           999 West Big Beaver Road
                             Troy, Michigan 48084

                     SOLICITED BY THE BOARD OF DIRECTORS
            FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 17, 1996

The undersigned hereby appoints as Proxies, William R. Kelly, Terence E. Adderley, and Eugene L. Hartwig, each with the power to appoint his substitute and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of Class B Common Stock of Kelly Services, Inc. (the "Company") held of record by the undersigned on March 20, 1995 at the Annual Meeting of Stockholders to be held on May 17, 1995 and any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES OF AMERICA.

- --------------------------------------------------------------------------
Please sign this Proxy exactly as your name appears on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, the signature should be that of an authorized officer who should state his or her title.
- --------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?               DO YOU HAVE ANY COMMENTS?
_______________________________         _______________________________
_______________________________         _______________________________
_______________________________         _______________________________

[ Form of Proxy -- Back ]

/X/ PLEASE MARK VOTES
    AS IN THIS EXAMPLE           With-  For All
                            For   hold   Except                                                   For    Against  Abstain
1.) Election of Directors.  / /   / /     / /     2.) Approve the adoption of the Non-Employee    / /      / /      / /
                                                      Director Stock Award Plan.
       T. E. Adderley, H. E. Guenther
               and B. J. White                    3.) Approve standards for performance-based     / /      / /      / /
                                                      annual incentive awards for certain
NOTE: If you do not wish your shares voted "FOR"      executives under the Short-Term Incentive
a particular Nominee, mark the "For All Except"       Plan.
box and strike a line through that particular
nominees name. Your shares will be voted for the  4.) Ratify the appointment of Price Warehouse   / /      / /      / /
remaining nominees.                                   LLP as independent accountants.

- ------------------------------------------------  5.) In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.
                  REGISTRATION

- ------------------------------------------------  Mark box at right if you wish only one Annual Report to be        / /
                                                  mailed to your household.
Please be sure to sign and date this Proxy.
                                  Date _________  Mark box at right if comments or address change have been noted   / /
                                                  on the reverse side of this card.
______________________   _______________________
Stockholder sign here    Co-owner sign here       RECORD DATE SHARES: